Exhibit 3.1

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                 OF P-COM, INC.

        (Pursuant to Section 242 of the Delaware General Corporation Law)

      P-COM, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, by its duly authorized officer, does hereby certify:

      FIRST: That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation.

      SECOND: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

      THIRD: That upon the effectiveness of this Certificate of Amendment, the first paragraph of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended such that, as amended, said paragraph shall read in its entirety as follows:

            This Corporation is authorized to issue two (2) classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is Thirty Seven Million (37,000,000) shares. Thirty-Five Million (35,000,000) shares shall be Common Stock, par value $.0001 per share, and Two Million (2,000,000) shares shall be Preferred Stock, par value $.0001 per share.

      IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed on this 12th day of October, 2004.

                                              P-COM, INC.


                                              By: /s/ Daniel W. Rumsey
                                              ----------------------------
                                              Daniel W. Rumsey
                                              Vice President and Secretary


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